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                                   EXHIBIT 99

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE
                                 August 11, 2004

            Croghan Bancshares, Inc. to Acquire The Custar State Bank

Croghan Bancshares, Inc. ("Croghan"), Fremont, Ohio, and The Custar State Bank ("Custar"), Custar, Ohio, jointly announced the signing of a definitive agreement and plan of merger that will result in the acquisition of Custar in an all-cash merger transaction. Under the terms of the agreement, Croghan will pay $74.10 cash for each outstanding common share of Custar. As of the date of the announcement, Custar had a total of 187,498 shares outstanding. The transaction is expected to be completed during the fourth quarter of 2004, pending Custar shareholder approval, regulatory approval and other customary conditions of closing.

Croghan is a one-bank holding company that owns all of the outstanding shares of The Croghan Colonial Bank, an Ohio state-chartered bank incorporated in 1888 and headquartered in Fremont, Ohio. The Croghan Colonial Bank offers a diverse range of commercial and retail banking services through its nine offices located in Bellevue, Clyde, Fremont, Green Springs, Monroeville, and Port Clinton, Ohio.

The Custar State Bank operates one banking center in Custar, Wood County, Ohio. Upon completion of the transaction, this office will become a branch of The Croghan Colonial Bank. Regarding the proposed transaction, Custar President Dennis Schwab stated, "We are excited about the opportunity to join Croghan. Croghan is a strong company with an excellent history of quality customer service. They support the community banking model, and have achieved success by staying focused on their customers and the needs of their markets." Schwab believes the combination will provide significant benefits to Custar's customers and employees. "By becoming part of Croghan, we will be able to offer a broader range of banking products and our employees can grow and prosper as part of a larger company."

Croghan President & CEO, Steven Futrell stated, "we are very pleased that Custar will be joining the Croghan organization. Their market is very similar to many of the areas in which we've been successful and they have an excellent history of service to their local community."

At June 30, 2004, Croghan had total assets of $414.3 million, loans of $316.0 million, deposits of $321.9 million, and shareholders' equity of $47.0 million. As of the same date, Custar had $52.9 million in total assets, $32.5 million in loans, $43.7 million in deposits, and $9.2 million in shareholders' equity.

Austin Associates, LLC is serving as Custar's advisor and Young & Associates, Inc. is assisting Croghan in connection with the transaction.

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                 Croghan Bancshares, Inc./The Custar State Bank
                               Summary Fact Sheet

Announcement Date: August 11, 2004

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
Deal Structure:         100% cash merger

Terms:                  $74.10 in cash for each common share of Custar stock

Timing: Subject to regulatory approval and shareholder approval by Custar
                        Closing expected in the fourth quarter of 2004

Pricing: Price to book value as of June 30, 2004: 151% Custar's book value at June 30, 2004 included only common equity
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                      Forward-Looking Statements Disclosure

The foregoing contains forward-looking statements regarding Croghan's financial performance. The forward-looking statements involve significant risks and uncertainties including changes in general economic and financial market conditions, as well as other risks such as changes in government regulations and policies affecting bank holding companies. Although Croghan believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof.

Contacts:

      Steven C. Futrell             419.332.7301
      President & CEO
      Croghan Bancshares, Inc.

      Dennis Schwab                 419.669.2801
      President
      The Custar State Bank

The common shares of Croghan are registered with the Securities and Exchange Commission and are traded in the over-the-counter market under the symbol "CHBH." As of July 31, 2004, Croghan had 1,898,128 common shares outstanding.